Exhibit 99.1

Contact:	John P. Funkhouser
President and Chief Executive Officer
or
Paul T. Storey
Chief Financial Officer
(919) 582-2600

PHARMANETICS STOCK TO BE TRADED

ON THE OTC BULLETIN BOARD

Raleigh, NC (May 6, 2004) – PharmaNetics, Inc. (NASDAQ-SmallCap: PHAR) today announced that it has been notified by NASDAQ that, as a result of its failure to meet the stockholders’ equity, market value of securities or minimum net income listing requirements, the common stock will be delisted from the NASDAQ SmallCap Market on May 13, 2004. PharmaNetics expects that its common stock will be immediately eligible for quotation and continued trading on the OTC Bulletin Board under the same PHAR trading symbol, without interruption, following the delisting.

PharmaNetics, Inc. conceived the term “theranostics,” defining an emerging field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. PharmaNetics formerly developed, manufactured and marketed rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics tests are based on its proprietary, dry chemistry Thrombolytic Assessment System.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include risks related to market acceptance, clinical trials and dependence on third party distributors and collaborative partners, including, in particular with regard to the legal proceedings commenced against its development partner, Aventis Pharmaceuticals, which action includes without limitation the following specific risks: material monetary costs associated with the litigation, even if successful; uncertainty of obtaining a favorable outcome; the potentially significant harm to PharmaNetics’ business and financial condition and prospects if it is not successful in timely prosecuting the litigation; jeopardizing strategic relationships with other existing or potential collaborative partners; harmful delays in meeting sales objectives, even if the litigation is successful; and disruption of management time and resources to pursue the litigation. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.

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